Exhibit 99.1
APX GROUP HOLDINGS, INC. REPORTS THIRD QUARTER 2019 RESULTS
3rd Quarter 2019 Highlights

•	Total revenues increased 6.8% year over year, to $290.8 million

•	Net loss of $102.3 million compared to net loss of $120.2 million in the prior year period

•	$169.4 million in Covenant Adjusted EBITDA[a] compared to $139.3 million in Covenant Adjusted EBITDA[a] in the prior year period

Provo, UT – November 7, 2019 – APX Group Holdings, Inc. (“APX Group”, “Vivint” or the “Company”) today reported financial and operational results for the third quarter ended September 30, 2019.
“We continue to work toward our milestone merger with Mosaic Acquisition Corp. to begin our next chapter as the leading public smart home company. In the meantime, we are pleased to report strong third quarter results, highlighted by improving momentum in new subscriber adds, double-digit underlying revenue growth, and a sharp increase in profitability from the prior year,” said Todd Pedersen, CEO of Vivint. “We are excited about our future. Our belief is that partnering with Mosaic will help to raise our profile in the marketplace and provide a strong platform for future growth, facilitating our mission to redefine the home experience through intelligently designed cloud-enabled solutions delivered to every home by people who care.”

a: This earning release includes Covenant Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Covenant Adjusted EBITDA provides additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the Company’s notes, and the credit agreements governing the Company’s revolving credit facility and term loan. See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Covenant Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

Revenue and Subscriber Data

The Company reported total revenues of $290.8 million for the three-month period ended September 30, 2019, an increase of $18.5 million or 6.8%, as compared to the same period in 2018. Total Subscribers increased by approximately 7.6% during the three-month period ended September 30, 2019, which accounted for approximately $21.5 million of the increase in total revenues, while approximately $6.3 million of the increase was due to an increase of $1.41 in the Average Monthly Revenue per User. In addition, during the three months ended September 30, 2019, the Company recorded an adjustment to reduce recurring and other revenue by $9.1 million associated with a change in accounting estimate related to its receivables for its retail installment contracts or RICs. The adjustment primarily related to a change in estimates tied to the Company's retail installment contracts booked for the 2017 and 2018 cohorts. This is not an operational change, but rather a change in accounting estimate related to the RICs. When compared to the three months ended September 30, 2018, foreign currency translation had an immaterial impact on total revenues.
The Company added 111,425 New Subscribers during the third quarter of 2019, an increase of 6.9% compared to 104,249 New Subscribers during the same period in 2018.
Summary of Quarterly Key Financial and Portfolio Metrics
($ in millions, except for subscriber data)

	September 30,	December 31,	March 31,	June 30,	September 30,
	2018	2018	2019	2019	2019
Total Revenues	$272.3	$276.5	$276.2	$281.1	$290.8
Net Loss	$(120.2)	$(118.6)	$(89.2)	$(115.9)	$(102.3)
Covenant Adjusted EBITDA(a)	$139.3	$138.3	$149.7	$155.3	$169.4
Covenant Adjusted EBITDA Margin	51.2%	50.0%	54.2%	55.2%	58.3%
New Subscribers(1)	104,249	44,948	47,536	111,581	111,425
Total Subscribers(1)	1,450,185	1,444,822	1,445,349	1,507,664	1,560,063
Total Monthly Service Revenue(1)	$75.5	$76.1	$77.0	$79.3	$81.2
Average Monthly Service Revenue per User(1)	$52.05	$52.67	$53.26	$52.63	$52.03
Total Monthly Revenue(1)	$90.8	$92.2	$92.1	$93.7	$100.0
Average Monthly Revenue per User(1)	$63.12	$63.80	$63.78	$63.35	$64.53
Attrition Rate(2)	11.8%	12.3%	12.9%	13.4%	13.9%

(1) New Subscribers from sales pilots are not included
(2) Attrition Rate is reported on an LTM basis for each period end and excludes wireless internet business and pilot programs
Costs and Expenses

Operating expenses for the third quarter of 2019 increased by $7.1 million to $99.8 million as compared to $92.7 million for the third quarter of 2018. The primary drivers of the increase were higher personnel and related support costs of $3.7 million, third-party contracted servicing costs of $2.4 million, an increase of $1.4 million for inventory and equipment related costs and an increase in facility and housing related costs of $1.3 million. These cost increases were partially offset by a decrease of $1.3 million in costs associated with the Company's other sales channel pilots.
Net Service Cost per Subscriber was $14.43 for the third quarter of 2019 and Net Service Margin was 72.4%, as compared to Net Service Cost per Subscriber of $16.38 and Net Service Margin of 68.7% for the same period in 2018.
Selling expenses, net of capitalized contract costs, for the third quarter of 2019 increased by $6.4 million to $48.4 million as compared to $42.0 million for third quarter of 2018. The primary drivers of the increase were a $6.9 million increase in marketing costs primarily associated with lead generation associated with the NIS sales channel and an increase of $2.9 million in costs associated with our pilots to develop new sales channels. These increases were partially offset by a decrease of $1.8 million in personnel and related support costs and a decrease in facility and housing related costs of $1.9 million.

The Company’s Net Subscriber Acquisition Costs per New Subscriber were $1,033 for the last twelve months ended September 30, 2019 as compared to $1,308 for the same period in 2018. The average proceeds collected at point of sale during the last twelve months ended September 30, 2019 increased to approximately $1,106 per New Subscriber as compared to $1,050 for the same period in 2018.
General and administrative (“G&A”) expenses, net of allocations, for the third quarter of 2019 decreased by $2.8 million to $47.7 million as compared to $50.5 million for the third quarter of 2018. The primary drivers of the decrease were a reduction in research and development related costs of $1.6 million, a reduction in information technology costs of $1.6 million and a reduction in personnel and related support costs of $1.4 million. The decreases were partially offset by an increase in marketing costs of $1.7 million, of which $1.2 million was associated with brands marketing initiatives that the Company completed in the quarter.
Covenant Adjusted EBITDA and Net Loss

Net loss was $102.3 million and Covenant Adjusted EBITDA was $169.4 million for the third quarter of 2019, as compared to net loss of $120.2 million and Covenant Adjusted EBITDA of $139.3 million for the same period in 2018.

Liquidity

As of September 30, 2019, the Company’s liquidity position on a consolidated basis, defined as cash on hand, short-term marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $143 million.

Certain Credit Statistics

The Company's net leverage ratio, defined as the ratio of net debt to LTM Covenant Adjusted EBITDA, was 5.2x as of September 30, 2019.

Conference Call

Vivint will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. ET/3:00 p.m. MT today, November 7, 2019. To join the live webcast and conference call, please visit the Investor Relations section of the Vivint website, www.investors.vivint.com/events-presentations/events, or dial (833) 235-7641 for domestic participants or (647) 689-4162 for international participants with the conference code of 3550216.
A financial results presentation and online access to join the webcast will be available immediately before the call on the Investor Relations section of the Company’s website at http://www.investors.vivint.com/events-presentations/events. A replay of the webcast will be available for 30 days on the Investor Relations section of the Company’s website at www.investors.vivint.com following the completion of the webcast and conference call.
About the Company

The Company is a leading smart home company in North America. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than 1.5 million customers. For more information, visit www.vivint.com.
Forward-Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the Company’s plans, strategies and prospects, both business and financial These statements are based on the beliefs and assumptions of the Company’s management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” and elsewhere in the Company’s most recent Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2018 (the “Form 10-K/A”), the Company's Quarterly Report on Form 10-Q (the “Q1 Form 10-Q”) for the fiscal quarter ended March 31, 2019 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 (together with the Q1 Form 10-Q, the “Form 10-Qs”), which is expected to be filed on or about the date of this earnings release, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	any delay in the completion of, or failure of Vivint Smart Home to complete, the proposed merger of Vivint Smart Home with Mosaic Acquisition Corp.;

•	risks related to disruption of management’s time from ongoing business operations due to the proposed transactions with Mosaic Acquisition Corp.;

•	risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the smart home and security industry and product introductions and promotional activity by our competitors;

•	litigation, complaints, product liability claims and/or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

•	cost increases or shortages in smart home and security technology products or components;

•	the introduction of unsuccessful new Smart Home Services;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•
the impact to the Company's business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan (as described in Note 1 - Basis of Presentation in the unaudited condensed consolidated financial statements) and the Company's ability to successfully compete in retail sales channels; and

•	risks related to the Company's exposure to variable rates of interest with respect to its revolving credit facility and term loan facility.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.
These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this Press Release are more fully described in the “Risk Factors” section of the Form 10-K/A, as filed with the Securities and Exchange Commission (the “SEC”) and the Form 10-Qs, as such risk factors may be updated from time to time in the Company's periodic filings with the SEC, and are accessible on the SEC’s website at www.sec.gov. The risks described herein or in the “Risk Factors” sections of the Form 10-K/A and Form 10-Qs are not exhaustive.
The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Certain Definitions

Total Subscribers - is the aggregate number of active smart home and security subscribers at the end of a given period.

Total Monthly Revenue - or Total MR, is the average monthly total revenue recognized during the period.
Average Monthly Revenue per User - or AMRU, is Total MR divided by average monthly Total Subscribers during a given period.
Total Monthly Service Revenue - or MSR, is the contracted recurring monthly service billings to our smart home and security subscribers, based on the Total Subscribers number as of the end of a given period.
Average Monthly Service Revenue per User - or AMSRU, is Total MSR divided by Total Subscribers at the end of a given period.
Covenant Adjusted EBITDA Margin - is Covenant Adjusted EBITDA as a percent of revenue.
Attrition Rate - is the aggregate number of canceled smart home and security subscribers during the prior 12 month period divided by the monthly weighted average number of Total Subscribers based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this a cancellation.
Average Subscriber Lifetime - in number of months, is 100% divided by our expected long-term annualized attrition rate (which is currently estimated at 13%) multiplied by 12 months.
Net Service Cost per Subscriber - is the average monthly service costs incurred during the period (both period and capitalized service costs), including monitoring, customer service, field service and other service support costs, less total non-recurring smart home services billings for the period divided by average monthly Total Subscribers for the same period.
Net Service Margin - is the monthly average MSR for the period, less total average net service costs for the period divided by the monthly average MSR for the period.
New Subscribers - is the aggregate number of net new smart home and security subscribers originated during a given period. This metric excludes new subscribers acquired by the transfer of a service contract from one subscriber to another.
Net Subscriber Acquisition Costs per New Subscriber - is the net cash cost to create new smart home and security subscribers during a given 12 month period divided by New Subscribers for that period. These costs include commissions, Products, installation, marketing, sales support and other allocations (general and administrative and overhead) less upfront payment received from the sale of Products associated with the initial installation, and installation fees. These costs exclude capitalized contract costs and upfront proceeds associated with contract modifications.
Total Bookings - is total monthly service revenue for New Subscribers multiplied by Average Subscriber Lifetime, plus total Product revenue to be recognized over the contract term from New Subscribers.
Total Monthly Service Revenue for New Subscribers - is the contracted recurring monthly service billings to our New Subscribers during the prior 12-month period.
Average Monthly Service Revenue per New Subscriber - is the Total Monthly Service Revenue for New Subscribers divided by New Subscribers during the prior 12-month period.
Total Backlog - is total unrecognized Product revenue plus total service revenue expected to be recognized over the remaining subscriber lifetime for Total Subscribers.

Contact:

Dale R. Gerard
Interim Chief Financial Officer
801-705-8011
dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Recurring and other revenue	$290,844	$272,335	$848,146	$773,899
Total revenues	290,844	272,335	848,146	773,899
Costs and expenses:
Operating expenses	99,759	92,703	274,848	265,784
Selling expenses	48,348	41,970	149,865	166,872
General and administrative expenses	47,693	50,542	141,471	150,715
Depreciation and amortization	137,536	130,636	403,261	381,767
Restructuring expenses	—	542	—	4,683
Total costs and expenses	333,336	316,393	969,445	969,821
Loss from operations	(42,492)	(44,058)	$(121,299)	$(195,922)
Other expenses (income):
Interest expense	65,233	61,881	194,798	180,998
Interest income	—	—	(23)	(31)
Other (income) expenses, net	(5,682)	14,510	(8,126)	(25,999)
Total other expenses	59,551	76,391	186,649	154,968
Loss before income taxes	(102,043)	(120,449)	(307,948)	(350,890)
Income tax expense (benefit)	249	(223)	(604)	(1,562)
Net loss	$(102,292)	$(120,226)	$(307,344)	$(349,328)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$2,878	$12,773
Accounts and notes receivable, net	64,642	48,724
Inventories	99,602	50,552
Prepaid expenses and other current assets	12,685	11,449
Total current assets	179,807	123,498

Property, plant and equipment, net	60,216	73,401
Capitalized contract costs, net	1,247,678	1,115,775
Deferred financing costs, net	1,348	2,058
Intangible assets, net	197,236	255,085
Goodwill	836,040	834,855
Operating lease right-of-use assets	66,792	—
Long-term notes receivables and other assets, net	100,408	119,819
Total assets	$2,689,525	$2,524,491
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$95,126	$66,646
Accrued payroll and commissions	118,608	65,479
Accrued expenses and other current liabilities	177,306	136,715
Deferred revenue	233,783	186,953
Current portion of operating lease liabilities	11,316	—
Current portion of finance lease liabilities	7,577	7,743
Total current liabilities	643,716	463,536

Notes payable, net	3,029,688	3,037,095
Revolving credit facility	134,000	—
Finance lease liabilities, net of current portion	4,377	5,571
Operating lease liabilities	65,644	—
Deferred revenue, net of current portion	418,840	323,585
Other long-term obligations	92,683	90,209
Deferred income tax liabilities	1,128	1,096
Total liabilities	4,390,076	3,921,092
Total stockholders’ deficit	(1,700,551)	(1,396,601)
Total liabilities and stockholders’ deficit	$2,689,525	$2,524,491

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Summary Cash Flow Data
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$8,240	$966	$(122,750)	$(130,023)
Net cash (used in) provided by investing activities	(2,593)	(3,248)	(2,465)	37,455
Net cash (used in) provided by financing activities	(5,912)	110,668	115,298	201,664
Effect of exchange rate changes on cash	10	60	22	(2)
Net (decrease) increase in cash and cash equivalents	(255)	108,446	(9,895)	109,094

Cash and cash equivalents:
Beginning of period	3,133	4,520	12,773	3,872
End of period	$2,878	$112,966	$2,878	$112,966

Statement Regarding Non-GAAP Financial Measures

This earnings release includes Covenant Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

“Covenant Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the agreements governing our notes, the credit agreement governing our term loan and the credit agreement governing our revolving credit facility.

We believe that the presentation of Covenant Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the notes, and the credit agreements governing the revolving credit facility and the term loan. We caution investors that amounts presented in accordance with our definition of Covenant Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Covenant Adjusted EBITDA in the same manner.

Covenant Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

Under the credit agreements governing the Company’s revolving credit facility and term loan and the debt agreements governing the Company’s notes, the ability of APX Group and its restricted subsidiaries to engage in activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by their ability to satisfy tests based on Covenant Adjusted EBITDA for the applicable four-quarter period. Such tests include an incurrence-based maximum consolidated secured debt ratio and consolidated total debt ratio of 4.00 to 1.0, an incurrence-based minimum fixed charge coverage ratio of 2.00 to 1.0, and, solely in the case of the credit agreement governing the Company’s revolving credit facility, a maintenance-based maximum consolidated first lien secured debt ratio of 5.35 to 1.0, each as determined in accordance with the credit agreements governing the Company’s revolving credit facility and term loan and the debt agreements governing the Company’s notes. Non-compliance with these covenants could restrict the Company’s and its subsidiaries’ ability to undertake certain activities or result in a default under the credit agreements governing the Company’s revolving credit facility and term loan and the debt agreements governing the Company’s notes.

See the following table for a quantitative reconciliation of Covenant Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2018	2018	2019	2019	2019
Net loss	$(120.2)	$(118.6)	$(89.2)	$(115.9)	$(102.3)
Interest expense, net	61.9	63.8	63.7	65.8	65.2
Other expense (income), net	14.5	8.7	(2.2)	(0.2)	(5.7)
Income tax (benefit) expense	(0.2)	—	(0.3)	(0.6)	0.2
Restructuring expense (i)	0.5	—	—	—	—
Depreciation and amortization (ii)	29.1	28.9	26.2	27.3	26.4
Amortization of capitalized contract costs	101.5	103.4	105.0	107.2	111.2
Non-capitalized contract costs (iii)	59.6	63.0	57.7	79.9	72.6
Non-cash compensation (iv)	0.9	0.9	0.8	0.9	1.3
Other adjustments (v)	15.0	12.7	11.5	14.2	13.3
Adjustment for change in accounting principle (Topic 606) (vi)	(23.3)	(24.5)	(23.5)	(23.3)	(12.8)
Covenant Adjusted EBITDA	$139.3	$138.3	$149.7	$155.3	$169.4

(i)	Restructuring employee severance and termination benefits expenses.

(ii)	Excludes loan amortization costs that are included in interest expense.

(iii)
Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.

(iv)	Reflects non-cash compensation costs related to employee and director stock option plans. Excludes non-cash compensation costs included in non-capitalized subscriber acquisition costs.

(v)
Other Adjustments includes certain items such as product development costs, subcontracted monitoring fee savings, certain legal and professional fees, expenses associated with retention bonuses, relocation and severance payments, and certain other adjustments.

(vi)	Adjustments to eliminate the impact of the Company's adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.